Final Transcript

SYNTROLEUM: Second Quarter 2011 Conference Call

August 9, 2011/11:00 a.m. EDT

SPEAKERS

Karen Gallagher – Senior Vice President and Principal Financial Officer
Gary Roth – President and Chief Executive Officer
Jeff Bigger – Senior Vice President of Business Development
Ron Stinebaugh – Senior Vice President of Finance & Acquisitions

ANALYSTS

John Smith – Private Investor
Joel Stanton – Private Investor
Tony Chin – ALC Capital
Ezra Burn – Private Investor
Thomas Victor – Private Investor
Jack Bean – Private Investor
Tom Davis – Private Investor
Gary Rumble – Private Investor
Charles Nelson – Private Investor
Jonathan Art – Kaufmann Fund
Julie Kim – Private Investor
David Ciruli – JMP Securities
Michael Prouty – 10K Capital
John Anderson – Private Investor
Jim Burken – Private Investor
Nick Biassi – Omebit
Mike Walker – Private Investor

PRESENTATION
Moderator
Good morning and welcome to the Syntroleum Second Quarter 2011
Conference Call. All participants are in a listen-only mode.
(Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded. I would now like to turn the conference over to
Karen Gallagher. Please go ahead.

K.	Gallagher Good morning and thank you for joining us today. Remarks for today’s call will be presented by Syntroleum’s President and Chief Executive Officer, Gary Roth, followed by Karen Gallagher, Senior Vice President and Principal Financial Officer, who will report the financial results for the six months ended June 30, 2011.

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward-looking statements as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could or should are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K for a full disclosure of these risks and uncertainties.

Now, I’ll turn the call over to Mr. Gary Roth for opening remarks.

G.	Roth Thank you Karen. I’m pleased to report that we achieved record production of 5.4 million gallons of renewable products at our Geismar plant during the month of July. July figures imply 65 million gallons annual production. The Geismar plant was designed to produce 75 million gallons per year. We have now produced over 19.3 million gallons of product through the end of July. We continue to experience steady improvement in both reliability and production. In May, June and July, our production was 3.1, 3.6 and 5.4 million gallons respectively. Since we began plant startup and commissioning last October, we have focused our efforts on reaching design capacity. During commissioning, we modified plant equipment to improve reliability which is reflected in our 87% uptime July numbers.

Let us review the performance for the last 10 months. We’ll focus on three items: Feedstock cost, revenues and operating expense. For the prior 10 months, our average feedstock costs have been $3.68/gallon, and our blended revenue was $4.98/gallon, resulting in a gross margin of $1.30. This compares to weighted average soy based biodiesel gross margin of $.76/gallon for the same time period. Our average operating expense was $2.96/gallon, which equates to the net loss of $1.66/gallon through June. The $2.96/gallon occurred during our commissioning and startup period where we averaged 25% of design capacity. Based on preliminary costs in July, we believe our original operating expense of $.50-.55/gallon is attainable. This is especially true given our budget originally included $.19/gallon of hydrogen cost. Due to improved plant performance and favorable natural gas costs, we achieved $.14/gallon hydrogen cost in July.

In summary, we’ve averaged $1.30/gallon gross margin and with a projected operating expense of $.55/gallon, Dynamic Fuels would achieve a cash margin of $.75/gallon or $56 million a year at design capacity.

There remains considerable revenue upside. Our diesel price during commissioning and startup averaged $5.55/gallon. During the same period, the average full value of renewable diesel, which is calculated to be the sum of ULSD diesel price plus RINs plus a dollar subsidy was $6.01/gallon. As we continue to improve plant reliability, we would expect to close a differential between our current sales price and full value of renewable diesel.

During the 10 months of operation, our non-diesel price component of production averaged $1.68/gallon versus a petroleum-equivalent of $2.03. This discount again was primarily due to commissioning volatilities.

Finally, we expect to receive 1.5 advance biofuel or D5 RINs per gallon for renewal naphtha. Advanced biofuel RINs has averaged $.61/RIN for the first six months of this year, and currently trade at $.84/RIN. We have applied to the EPA for advanced biofuel naphtha RINs and expect approval in the fourth quarter. If we had received full market value for our products and naphtha RINs during the prior 10 months, our average revenue per gallon would have been $5.48 versus $4.98, or an improvement of $.50.

The fundamentals of the renewable diesel market remain strong. Renewable fuel standard or RFS was created by Congress in 2007 to simulate the adoption of renewable fuels in the United States. In 2010, EPA adopted the second generation of RFS known as RFS2, which was implemented in July 2010. Since its introduction, RFS2 remains the primary tool to create biofuel’s demand in the U.S. Last year, EPA set domestic-based diesel volumes at 800 million gallons for 2011, and on June 28th of this year, EPA formally recommended the RFS2 mandate for biomass-based diesel at one billion gallons for 2012 and 1.3 billion gallons for 2013. EPA typically sets its final rule making in November.

There are two products that can satisfy the biomass-based diesel RFS2 mandates, biodiesel and renewable diesel. Our renewable diesel enjoys significant competitive advantages. First, it is a true drop-in fuel that is certified to ASTM D975 standard, the same standard as petroleum diesel. As such, there are no infrastructure requirements to blend renewable diesel and therefore it can be shipped on any pipeline. Further, the cold flow properties of renewable diesel are not feedstock dependent. We can make renewable diesel with cold flow properties ranging from summer grade diesel to arctic grade diesel and jet fuel.

Lastly, our renewable diesel has virtually the same energy content as petroleum diesel. As such, renewable diesel receives 1.7 RINs/gallon compared to 1.5 RINs/gallon of biodiesel. Because of renewable diesel superior properties, we have realized more revenue per gallon compared to soy based biodiesel.

For the prior 10 months, our diesel revenue per gallon averaged 5.55 compared to 5.22 for soy-based biodiesel. Dynamic Fuels currently has contractual arrangements for 100% of the plant renewable diesel production. Such contractual arrangements have provided Dynamic Fuels assurance for reliable off-take during the startup and commissioning phase of the Geismar plant. We sell our non-diesel products on a spot basis.

RFS2 has been implemented by creating a trading compliance commodity known as a Renewable Identification Number or RIN. Each obligated party must purchase sufficient RINs to satisfy its annual biomass-based diesel quota. RINs are meant to be a market pricing mechanism to stimulate production to meet RFS2 demands. Since the beginning of the year, RIN prices have increased from $.74 to $1.40 currently. For the second quarter, RINs averaged $1.32. U.S. biodiesel production was 297 million gallons for the first five months of 2011 compared to 311 million gallons produced for all of 2010. We believe that the demand for RINs and correspondingly biomass-based diesel, exceeds supply and therefore RIN prices must remain at current levels or increase further in order to stimulate the production required to meet RFS2 mandates.

The renewable diesel price consists of two components. The first is the underlying petroleum diesel price and the second is a regulatory premium that enables producers to compete with petroleum diesel. This regulatory premium currently consists of a dollar subsidy and the RIN values. For renewable diesel, RIN values equate to 1.7 times the RIN price. Given the U.S. budget debate, we are frequently asked the status of the dollar subsidy. Should the dollar not be renewed, we believe the regulatory premium required would remain the same and therefore RIN values would increase.

On June 30, Dynamic Fuels made aviation history when it supplied fuel to KLM Royal Dutch Airlines to fly the first commercial flight from Amsterdam to Paris using renewable jet fuel. Our fuel was part of extensive jet fuel testing and certification work conducted by the Air Force research laboratory, Rolls Royce Group and Cessna Aircraft Company. In addition to meeting rigorous technical specifications, Dynamic Fuels’ jet fuel met KLM’s sustainability requirements including reduction in CO2 emissions and minimum negative impact on biodiversity and food supply.

In July I had the pleasure of seeing our former Catoosa Demonstration Facility producing in China. The Sinopec Syntroleum Demonstration Facility, also known as SPF, is located in Zhenhai, China. The SPF is an 80-barrel-a-day facility utilizing the Syntroleum FT technology for this conversion of syngas produced from coal, asphalt and petroleum coke into synthetic petrochemical feedstocks. Our agreement states that Sinopec must run the plant for six months non-continuously. Sinopec is now in the long term testing phase. Sinopec has stated, based on the results of this run, they intend to build a commercial scale coal-to-liquids plant. The production from a commercial scale CTL plant will provide validation of our technology from the fifth largest company in the world, according to the Fortune Global 500.

With the progress of Sinopec and discoveries of shale gas in the U.S., we receive many technical inquiries on a potential domestic GTL plant. It is reported there is over 1,600 trillion cubic feet of gas reserves in North America. To put that in perspective, one TCF of gas is approximately 100 million barrels of GTL fuel. The economics of GTL are compelling. With natural gas costs of $4.00-$5.00 per thousand cubic feet, and a conversion ratio of 10 units of natural gas per barrel of product, we see an equivalent refined feedstock cost of $40-50/barrel. This compares favorably to long-run expected petroleum product prices.

Because we are an independent FT technology provider, we see numerous GTL opportunities and are in a position to evaluate and high grade those projects on which we devote our resources. We are in active discussion with gas suppliers, off-takers, project developers and project financiers.

One final note on technology; for the first six months of 2011, we were granted two patents by the U.S. patent office and given notice of allowance on a third patent. We were granted one patent in China and one in Australia, as well as we filed three patent applications in the first half of 2011.

I will now turn the call over to Karen.

K.	Gallagher Thank you Gary. For the first six months ended June 30, 2011, the company reported an operating loss of $1.8 million resulting from total revenues of $2 million and operating expenses of $3.8 million. Our revenues relate to engineering services provided to Dynamic Fuels and other customers for process design and research support.

We also recorded revenues for royalties from the Dynamic Fuels commercial production which began in November. The total net loss for the six months ended June 30, 2011 was $9.4 million. Of this loss, $6.9 million relates to Dynamic Fuels’ operations for their six months ended March 31, 2011. The loss reflected in our income statement represents the loss incurred for Dynamic from October 1, 2010 to March 31, 2011. Our 10-Q filing includes Dynamic financials for their six months ended March 31, 2011 in the footnotes to our financial statement.

We do not consolidate Dynamic Fuels; instead, we report using the equity method of accounting. Income or losses under the equity method are reported below operating income as income or loss and equity of Dynamic Fuels. Per generally accepted accounting principles, we are not able to record gross revenues associated from Dynamic Fuels because the entity is not consolidated. We will only report our share of the total net income or net loss.

As reported in our 10-Q, Dynamic Fuels had revenues of $28.1 million and operating expenses of $41.8 million, resulting in a net loss of $13.7 million for the six months ended March 31, of which we report 50% in our Syntroleum financials. During this time period, 5.7 million gallons of renewable fuel were sold and 6.5 million gallons were produced. Our limited production level during the startup and commissioning period resulted in losses at Dynamic Fuels. As we have discussed with you throughout this call, we are achieving better reliability on our equipment and reducing costs associated with operating activity. In July, we expect revenues of $28.1 million on sales of 5.3 million gallons for an average sales price of $5.26/gallon. Therefore, we anticipate Dynamic Fuels to significantly improve its profitability in their quarter ended September 30, 2011.

On July 6, we raised $23.6 million net of operating expenses from the sale of 15.9 million shares of common stock. The use of proceeds is to fund working capital requirements at Dynamic Fuels and project development capital for a potential GTL plant. At the time of the offering, we expected that approximately $7-10 million would be required for additional working capital for Dynamic Fuels, and the balance would be used for general corporate purposes and if prudent, project development costs for a gas-to-liquid plant. Our current cash balance is approximately $29.3 million.

Thank you for your attendance today. We will now open up the call for questions.

Moderator	Our first question comes from John Smith, private investor.
J. Smith	If I heard you right, you said that you expect Sinopec to build a commercial facility for your CTL venture. Can you please repeat, would Syntroleum enjoy any royalty from that venture?

G.	Roth Yes we did say that, and if certain improvements in technology are incorporated into the plant, we have a small royalty interest in the plant.

Moderator The next question comes from Joel Stanton, Private Investor.

J.	Stanton Good morning gentlemen. My question is, the improved compressor run time is pretty encouraging, but the 1,600 hour run time you’ve listed is approximately 67 days. How many hours does the compressor normally run during production day, and has the compressor been down for repairs or any maintenance during the past 90 days?

G.	Roth The compressor runs 24 hours a day; that’s roughly 8,000 hours a year. As of today, we’re right at 1,900 hours. We would expect to achieve 4,000 hours is a commercial run time, and we have had no downtime caused by the compressor itself in the last 90 days.

Moderator The next question comes from Tony Chin at ALC Capital.

T.	Chin Good morning Gary and Karen. Thanks for your detailed operating update this morning and congratulations on your July production; it sounds pretty good. I’ve got some housekeeping questions first. In your July production, are you still converting about 7.4 pounds of fat into a gallon of renewable fuel?

G.	Roth We would estimate 7.6.

Moderator The next question comes from Ezra Burn, Private Investor.

E.	Burn Hi guys, congratulations on getting that enormous plant up and running; that was a terrific bit of technological expertise – congratulations!

G.	Roth Thank you very much.

E.	Burn I had read in an article that Sky Energy was paying up to three times market prices for biofuels and the military is paying up to $35/gallon for biofuels. If these two articles are speaking about your fuel, can you tell us if you’re collecting a premium for your product and how much it is? Also, winter is coming on and you had said arctic grade diesel had your best margins. Do you expect to be making more arctic grade diesel or just regular diesel or jet fuel? Thank you.

G.	Roth OK, a number of questions. On Sky Energy, we do enjoy a premium to diesel and those premiums are linked to volume so we typically need a large volume order, and the Sky Energy sale was coupled with other orders. Military – we have sold at premium prices for research volumes. We have not sold at premium prices for commercial volumes. The third question is related to arctic diesel. Arctic diesel – the premiums are a function of what we get paid in an arctic diesel environment and the yield losses associated with producing more Naphtha, so we are investigating those markets, especially to the north of us but we have seen no consistent premium with arctic diesel.

Moderator The next question comes from Thomas Victor, Private Investor.

T.	Victor Thank you for taking my call and the opportunity to speak with both of you. As someone who has bought Syntroleum for the long term, I have been burned by the past dilution and the share pricing coupled with the right offering, and I feel that many of us shareholders felt that the price per share would have organically moved upward on better PR. My questions to you are, is there any assurance to long term investors that dilution will be kept to a minimum and not become commonplace, and also, how can you improve investor relations, confidence and company transparency? What can be done to provide greater market ability of Syntroleum’s technology and the Dynamic Fuels venture? Lastly, is there a date set for the grand opening of Dynamic Fuels? Thank you for your time and consideration.

G.	Roth OK. Currently we have $29.6 million cash on the balance sheet. As of today, we have no plans for further dilution, but of course we can’t guarantee that based on market conditions. As for better PR, you’ve noticed during this period we’ve had Sky Energy press releases and we’re beginning to develop our marketing campaign as the unit reaches commercial and steady ... productions. It’s difficult to get long term placements of contracts when you’re in commissioning and startup phase, so we believe there will be more opportunities in the future as we are level on production. As far as the grand opening, we expect to have a grand opening sometime in the near future. We’ve been through the commissioning and startup phase which unfortunately took us longer than anticipated, but the grand opening is currently being planned.

Moderator Our next question comes from Jack Bean, Private Investor.

J.	Bean Good morning Gary and Karen. I was wondering if you have had enough production to where you’ve been able to trigger the Louisiana state biodiesel mandate, and if you could comment on where you think the biodiesel in Canada market would be with their mandate starting in 2012. And one other thing, are you pipeline-certified now for all of the products that you’re producing? Thank you.

G.	Roth OK, so we have three questions. The Louisiana mandate, Jeff, I’ll hand that one to you please.

J.	Bigger The Louisiana mandate – we have sufficient volume to begin to trigger that mandate. However, the State of Louisiana is already meeting the mandated volumes with the amount of ethanol that’s being blended in the state, so at this point we don’t see that we’re going to cause a major trigger. Thank you.

G.	Roth The second one is on the Canadian markets. We’ve investigated the Canadian markets pretty diligently now. We have the logistics train and logistics cost laid out and we’re working on the customer base in Canada, especially for winter production. It’s associated with the pipeline certification so I’ll turn that over to Ron.

R.	Stinebaugh Yes, this is Ron Stinebaugh. At the beginning of this year, the Colonial Pipeline issued a tariff for renewable diesel on the line. As most people in the industry are aware, Colonial is the bellwether pipeline system so renewable diesel is available for shipment on Colonial, and other pipelines typically follow what Colonial does.

Moderator Our next question comes from Tom Davis, Private Investor.

T.	Davis Good morning. I have one question. When Chesapeake went with Sundrop, they cited startup costs as a major reason for their decision. However, when it comes to production, do you think that Syntroleum technology is still more efficient than the other technologies?

G.	Roth The Chesapeake with Sundrop was a function of syngas production cost, not Fischer-Tropsch’s production cost. Where we can comment is that syngas has been around for a number of years, a number of decades in the U.S., and conventional syngas production is the largest single cost in a gas-to-liquids plant, so the Chesapeake work was to reduce syngas production costs. How long that’s going to take and whether that’s commercial, we aren’t able to comment on.

Moderator Our next question comes from Gary Rumble, Private Investor.

G.	Rumble I’ve been an investor since 1984 and I just have to say I’ve never been more disappointed in management of a corporation in my life. A cigar store Indian gives out more information than you folks do to shareholders. When you ... plant to Sinopec years ago, you said it was forecasted to be done before the end of the year. At the end of March the following year, you finally reported that the deal was in fact consummated in December of the previous year. I do not know, what is your motivation to hold back corporate news? We, in fact, are part owners and give us a three to six month lag on stuff, I just don’t know what the paradigm is that you think this is going to be a successful corporate model going forward.

G.	Roth On Sinopec, we reported as we signed agreements, and those agreements were in fact reported on 10-Qs for you to read. We reported the startup of the Sinopec plant. Sinopec was unfortunately delayed, but that’s not within our control, but the plant is up and running. As reported at Dynamic Fuels, we now have 10 months of operation under our belt. We’ve reported operating expense, revenue, production, RIN values. If you have other things that you would like us to report, we would ask that you send an email to Ron Stinebaugh for those details and we would be happy to report them to you. And we thank you for your concern.

Moderator Our next question comes from Charles Nelson, Private Investor.

C.	Nelson Good morning gentlemen. Thank you so much for working as hard as you have on getting this plant up and running. I think the proof is in the pudding – you’re doing it. I have one question. How many gallons of jet fuel have you all sold to the European market, and do you plan on putting the piece of equipment at the Geismar plant to produce jet fuel rather than shipping it someplace else and having it turned into jet fuel?

G.	Roth Thank you for your question, Charles. To the European market, we’ve shipped 15,667 gallons. We are working to develop the jet fuel market, both domestically and internationally, and I think the goal for us would be if we can develop sufficient clients and sufficient off-takes, then we would be prepared to install the capital at the plant, but we need to have that capital installation back by off-take agreements and off-take contracts.

Moderator Our next question comes from Jon Art at Kaufmann Fund.

J.	Art Thank you. Can you talk about what your plans are in terms of making progress in both the utilization of the existing plant and de-bottlenecking? How far do you think you can take production in a realistic timeframe?

G.	Roth Right now, we continue to work on improving the existing plant. As we announced, we demonstrated about 120% of design capacity through the reactors, so that’s about 6,000 barrels a day. Where we are today is, we are in the de-engineering of the de-bottlenecking operations. Those areas have identified pretreatment of feedstock is an area we would have to improve upon or increase capacity. There are one or two cooling elements during the summer, and one of the things we’re finding out this summer is where we have cooling limitations in the plant. We would expect no major pieces of equipment, meaning reactors or compressors or pumps to have to be purchased to de-bottleneck the plant. We would anticipate that that engineering would be done this year or first quarter of next year, and following implementation sometime in 2012, of course consistent with approval and acceptance by our partner, Tyson.

Moderator Our next question comes from Julie Kim, Private Investor.

J.	Kim Thank you. Since you diluted the stock, what are you doing with the money and who are you doing the GTO with and how much are you going to need to do it? And if there is a dilution in the next stock after hours, will it be open to the investors this time?

G.	Roth The first question is, what are we doing with the money? We’ve announced that we think that we need $7-10 million in working capital at Dynamic Fuels which would improve our feedstock ... Second (audio garbled) As we mentioned in GTL, we get to see a lot of projects as an independent GTL provider. Some of those are from natural gas producers, some of those are from natural gas transporters, and some of them are from potential off-takers. So we are reviewing those various projects as a technology provider, which gives us an opportunity to view those projects we think that will go forward, things that can be permanent, things that have indexed off-take agreement where off-take of diesel jet fuelers are indexed to natural gas. That’s the phase we’re in right now of project developments. We’re also reviewing ourselves certain state rights, so what are the tax obligations, what are the best states in which one would build a plant. We have raised sufficient project development capital to work on a GTL, given that we have a prudent set of economics in the business. How much capital that would take would depend on the size of the project and what are interests would be in the project, if any, versus just being the technology provider and licensor to the plant.

Moderator The next question comes from David Ciruli at JMP Securities.

D.	Ciruli Good morning. Just a followup on Jonathan’s question from earlier. In July I think you said you were at 5.4 million gallons, which gets us to about 65 million gallons per year. I know you had said you were targeting 75 million. Is it the de-bottlenecking that’s going to get you from 65 to 75, or is that to get to annual production rates that are higher than that? And then following up on that, is 5.4 million per month, is that where you think you’re at for a steady state here until the beginning of next year? Can you just expand a little bit on that? Thanks.

G.	Roth Thank you. The main ... capacity of the plant is 75 million gallons a year, so we ran at 87% of design in July. We continue to expect to improve that to 100% reliability as we continue to finish working out the bugs in the plant. It’s still a relatively new facility. The de-bottlenecking we would expect that engineering to occur and we would expect somewhere in the 10-20% expansion based on de-bottlenecking. One of the things we need to do is run this summer as we’re doing, where we look at the actual temperatures, ambient air temperatures, cooling water temperatures, things of that nature, so we know where those kinks are in the system that allows us to de-bottleneck. The reactors we’ve already shown improvement performance at about 20% above design. We continue to drive to better production targets. Like I said, we were at 87% last month; we hope to do better this month as we continue to improve equipment reliability, and then work on de-bottlenecking somewhere between a 10% and 20% capacity increase to be expected with the de-bottlenecking of the plant.

Moderator The next question comes from Michael Prouty at 10K Capital.

M.	Prouty Good morning. Congratulations on your operational achievements and thanks for taking my question. I had a couple questions, I’m not sure if I should get them all up front or if I can ask a followup. How would you prefer me to handle that?

G.	Roth Whatever is convenient for you, Michael.

M.	Prouty I’m just concerned given the number of questioners on the call. Firstly, on the operational side, I don’t recall if you’ve clarified this or not but have you received the certification, or has Dynamic Fuels received the certification it requires to sell jet fuel into the commercial market at this point?

G.	Roth We don’t need certification. ASTM has certified the fuel so it’s just a public certification; you meet the specification, you can sell.

Moderator Our next question comes from John Anderson, Private Investor.

J.	Anderson Thank you for all your efforts and for this detailed update. I did have a followup on the very first question with Sinopec. You indicated there would be some royalties from the demo plant given certain conditions, but I was more interested in what the royalties would be on a full production plant if Sinopec decided to build it, and do you envision the business model being the royalties you’ll get from that plant or are you looking to sell engineering technical service in the assistance of building that plant?

G.	Roth First of all, if there’s a misunderstanding, we get no royalties from the running of the SDF. What we do get is all the data, and that’s a significant amount of data. There is a small royalty component associated with plants in China, but we would not expect that to be a major revenue generator for Sinopec, for us from Sinopec, and primarily we would be selling our engineering services into the plant, as well as catalyst if they would elect to buy it from us.

J.	Anderson OK. Is that the business model you’re going to use going forward, engineering services, or do you think you’ll be doing more Tyson-type ventures?

G.	Roth The Sinopec was a unique transaction, in that they had to pay to move the plant, relocate it to China, and they’re paying all the operating costs to run the plant and gather the data. In Catoosa, that cost is over $2 million a month so that’s a fairly expensive operation for them in China. We think that was a unique model. In the future, we would expect to have Dynamic Fuels-type plants for the development on our biofuel technology, our bio... technology. And on the GTL side, since it’s an evolving market, we just need to watch and see. Of course these are very large projects and we’re a very small company, so it’s just going to depend on what are the best economics, whether the best economics is purely a licensor engineering model or that model is a participatory model in the project.

Moderator Our next question comes from Jim Burken, Private Investor.

J.	Burken Good morning guys. Congratulations on what you’ve done in the past, and it sounds like great news for the future. I just hope we can keep the patient alive long enough to get to the future! With that, I have two short questions. Are you moving from some of the higher grade feedstocks down into the lower grade feedstocks so you can cut the price going forward, and also, is Dynamic Fuels now cash-flow positive or is it still trying to keep the patient alive a little bit? Thanks.

G.	Roth OK, two questions. First on feedstock, we’ve obviously had difficulties in our commissioning startup, a little more troublesome than we thought. Because we’ve been up and down, we have not been able to optimize feedstock deliveries. Our partner, Tyson, has done a fantastic job of keeping us supplied and dealing with the disruptions when we could and could not take feedstocks. Typically we have used beef tallow, some yellow grease, some soy oil, to supplement our requirements. We are now working through the recertification of a number of yellow grease suppliers and we are moving away from beef tallow. We’ve moved completely away from technical tallow to inedible beef tallow and we are moving out of beef tallow now to yellow grease because we are more reliable off-taker of the yellow grease. So the answer to your question is yes, we are moving that direction and we’ll report a feedstock slate next quarter compared to this quarter.

The second question was cash flow positive; we’re right on the verge in July. We’ve got the revenues booked and we need to finish up the accounting on the cost side, but we’re doing a very good job this last month reducing our costs and get the standard operating conditions. We can report hydrogen costs at about $.14/gallon. We had budgeted about $.19 so we are favorable there due to reduced consumption of hydrogen and also due to lower natural gas prices than budgeted.

Moderator Our next question comes from Nick Biassi at Omebit.

N.	Biassi Good morning gentlemen. A couple of questions, one is, in terms of the exchange listing and the penalties for going below a dollar, is there anything you can tell us in terms of how strategically you’re going to handle that if that’s an issue? And second of all, why did you choose not to come to existing shareholders for this capital raise instead of diluting everyone?

G.	Roth I’ll give that question to Ron to speak to.

R.	Stinebaugh On the exchange listing, if you recall with Syntroleum we dealt with this issue a number of years ago. There are number of ways within the rules of NASDAQ to deal with it. They give you time periods, and there are several tools with which to deal with it. Obviously, we would hope that our share price remains above the dollar so that we don’t have to deal with it but we’re confident we can deal with it if the need arises.

In terms of the offering, the offering was to institutional investors and that was the method of delivery that we chose. There are offerings where you can make a broader offering to retail investors, but given the circumstances of our raise, we chose the institutional route.

Moderator Our next question comes from Mike Walker, Private Investor.

M.	Walker Good morning gentlemen. In regards to the stock offering, how was the price determined, and did the offering bring in the amount of money to satisfy the needs of the company for your projections?

G.	Roth Ron, you want to answer that?

R.	Stinebaugh Yes, offering prices are typically determined by the book that the underwriter builds and we had obviously a demand for $25 million of offering and that’s what we did at the pricing that was offered by the institutional investors.

M.	Walker ... funds.

R.	Stinebaugh We also believe that we have adequate capital as Gary mentioned earlier, based on that raise for our current business operations, so, thank you.

Moderator Our next question comes from David Ciruli at JMP Securities.

D.	Ciruli Hi, just wanted to follow up. You had talked about a GTL plant, can you talk about as you get capacity up on Geismar, what the opportunity might be for a second facility similar to Geismar? And what potentially timing could be on that? And one other thing I want to ask on the de-bottlenecking. You had mentioned that you were going to hopefully be putting those engineering changes in place sometime at the beginning of next year. Do you think that if that occurs that should be done by mid-2012? What’s the timing on that again? Thanks, guys.

G.	Roth With the timing, we continue engineering this year on the de-bottlenecking. Of course we are focusing on getting reliability up. We de-bottleneck by looking at the engineering this summer. We would engineer it in the first quarter and work with our partner, Tyson, on whether or not we want to make those investments. We would expect that to occur throughout 2012.

As far as the second Geismar plant, typically expansions are done based on the de-bottleneck design. And so we would expect expansions to be looked at at the same time as we would be looking at the de-bottlenecking. We think Geismar continues to be an excellent site for a second plant. Economics in this business remain fairly strong, so that would be our basic plan.

Moderator This concludes our question-and-answer session. I would like to turn the conference back over to Karen Gallagher for any closing remarks.

K.	Gallagher Thank you again for your attendance today. If you have any further questions, please feel free to contact Amanda Burns at mburns@syntroleum.com. Thank you.

Moderator This conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.